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                          Independent Auditors' Consent

To the Shareholders and Board of Trustees of SB Adjustable Rate Income Fund:

We consent to the incorporation by reference, in this Prospectus, of our report dated July 10, 2002, on the statement of assets and liabilities of Smith Barney Adjustable Rate Government Income Fund, currently known as "SB Adjustable Rate Income Fund" (the "Fund"), as of May 31, 2002, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.

We also consent to the references to our firm under the heading "Auditors" in the Statement of Additional Information and "Financial Highlights" in this Prospectus.

                                                   /s/ KPMG LLP
                                                       KPMG LLP


New York, New York
April 4, 2003